SECOND AMENDMENT TO AQUA AMERICA, INC.
SUPPLEMENTAL PENSION BENEFIT PLAN
FOR SALARIED EMPLOYEES

(As Amended and Restated Effective January 1, 2008)

WHEREAS, Aqua America, Inc. (the “Company”) maintains the Aqua America, Inc. Supplemental Pension Benefit Plan for Salaried Employees (the “Plan”) for the benefit of a select group of management and highly compensated employees; and

WHEREAS, the Company and Nicholas DeBenedictis have entered into an Employment Agreement; and

WHEREAS, Nicholas DeBenedictis (the “Participant”) made the one-time irrevocable election, pursuant to and in accordance with Section 3.2(d), to transfer his benefit hereunder to the Aqua America, Inc. Executive Deferral Plan; and

WHEREAS, the Company desires to amend the Plan in accordance with the Employment Agreement between the Company and Nicholas DeBenedictis to increase the benefit to be transferred to the Aqua America, Inc. Executive Deferral Plan for payment to his Surviving Spouse in the event of his Separation from Service due to death after age 55 and to clarify Section 3.4;

NOW, THEREFORE, effective immediately, the Plan is hereby amended to read as follows:

1. Section 1.16 is hereby amended to read as follows:

1.16 “Surviving Spouse Benefit” means, except as otherwise provided in Section 3.2(d), the survivor annuity payable to the Surviving Spouse determined as if the Participant had retired on the later of the day prior to his death or on the date of his earliest retirement age (having survived to such date), with an immediate joint and survivor annuity. The survivor annuity percentage shall be 75% with respect to Participants in Part A of the Retirement Plan and 50% with respect to Participants in Part C of the Retirement Plan. A Surviving Spouse Benefit shall be determined in the form of a single life annuity (based on such survivor annuity) for the life of the Surviving Spouse commencing on the later of the Participant’s date of death or earliest retirement age. Earliest retirement age shall have the same meaning as under the Retirement Plan.

2. Section 3.2(d) is hereby amended by adding a sentence at the end thereof to read as follows:

Notwithstanding the foregoing, or any other provision of this Plan to the contrary, with respect to the participation of Nicholas DeBenedictis in the event of his Separation from Service due to death after age 55, the Supplemental Surviving Spouse Benefit to be transferred to the Aqua America, Inc. Executive Deferral Plan shall be an amount equal to the actuarial equivalent present value of the Supplemental Benefit that would have been transferred to such Executive Deferral Plan had Mr. DeBenedictis retired on the day prior to the day of his death.

3. Section 3.4 is hereby amended for clarification purposes by adding a sentence at the end thereof to read as follows:

For avoidance of doubt, the Supplemental Benefit as of any date after the Participant’s Normal Retirement Date shall be the greater of (i) the Supplemental Benefit as of the Participant’s Normal Retirement Date increased by one-half of one percent (1/2%) per month, for a Participant in Part A of the Retirement Plan for the period from his Normal Retirement Date to the date of determination or the Actuarial Equivalent of the Supplemental Benefit as of Normal Retirement Date for a Participant in Part C of the Retirement Plan, or (ii) the Supplemental Benefit calculated as of the date of determination.

IN WITNESS WHEREOF, Aqua America, Inc. has caused this Amendment to be duly executed, under seal, this 31st day of       January     , 2010.

AQUA AMERICA, INC.

/s/ Maria Gordiany	By: /s/ Roy H. Stahl

Assistant Secretary	Chief Administrative Officer, General Counsel and Secretary

[Corporate Seal]